Exhibit 99.1

For Release: November 16, 2004	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. to Present at America’s Community Bankers

Community Bank Investor Conference

Warren, Ohio November 16, 2004— (NASDAQ:FPFC) – First Place Financial Corp. President and Chief Executive Officer Steven R. Lewis will make an investor presentation at the America’s Community Bankers Community Bank Investor Conference to be held on November 18 and 19, 2004 in New York, New York. The presentation by First Place Financial Corp. is scheduled to begin at 10:30 AM Eastern Time on November 19, 2004 and is expected to last 30 minutes.

Our investor presentation at the conference will be available for viewing by live webcast and may be accessed at http://www.americascommunitybankers.com/conferences/2004/investor/ or http://www.firstplace.net. Anyone who intends to listen to the live webcast should go to the website at least fifteen minutes early to download and install any necessary software. The presentation, including all written and oral materials, will be archived and available on either website for 30 days following the event.

About First Place Financial Corp.

First Place Financial Corp., a $2.3 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.